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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-127493) pertaining to the Cubic Corporation Employees' Profit Sharing Plan, the Cubic Applications, Inc. 401(k) Retirement Plan and the Cubic Corporation 1998 Stock Option Plan of our report dated December 14, 2012 (except for the retrospective adoption of amendments to the accounting standard relating to the reporting and display of comprehensive income as described in Note 1, as to which the date is February 25, 2013) with respect to the consolidated financial statements of Cubic Corporation included in this Current Report (Form 8-K) to be filed on or about March 19, 2013.

/s/ Ernst & Young LLP

San Diego, California
March 18, 2013

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM